Filed Pursuant to Rule 424(b)(3)
                                          Registration Statement No. 333-112843


 Prospectus Supplement No. 10

                                [GRAPHIC OMITTED - LOGO]



                9 3/8% Senior Subordinated Secured Notes due 2009
                                       and
                             Shares of Common Stock

         This prospectus supplement supplements the prospectus dated February 20, 2004 of AirGate PCS, Inc., as supplemented by prospectus supplement Nos. 1 through 9 dated March 5, March 8, March 10, March 12, March 24, March 30, April 1, April 14 and April 19, 2004, respectively, relating to the sale by certain holders of our 9 3/8% Senior Subordinated Secured Notes due 2009 and shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

         The following line item in the table of Selling Holders contained in the prospectus is hereby amended as follows:


                                                   Principal Amount
                                                       of Notes
                                                     Beneficially          Number of Shares
                                                    Owned that may         of Common Stock          % of Outstanding
Name                                                  be sold ($)          that may be sold           Common Stock
----                                               ----------------        ----------------         ----------------
Glenview Capital Management, LLC
      Glenview Capital Master Fund, Ltd.               8,020,500                354,436                   3.01
      Glenview Institutional Partners, LP              4,398,300                194,422                   1.65
      Glenview Capital Partners, LP                    1,849,800                 81,771                    *

         Glenview Capital Master Fund, Ltd., Glenview Institutional Partners, LP and Glenview Capital Partners, LP sold an aggregate of $1,000,000 in principal amount of notes in a transaction exempt from registration under the Securities Act to Banc of America Securities LLC, which has resold $35,000 in principal amount of such notes in a transaction exempt from registration under the Securities Act and has resold $965,000 of such notes under the prospectus.

         Our common stock is quoted on The Nasdaq National Market under the symbol "PCSA." On April 19, 2004, the reported last sale price per share of our common stock on The Nasdaq National Market was $15.90.

         Investing in the notes and our common stock involves risks. See "Risk Factors" beginning on page 4 of the prospectus.
                                ________________

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
                                ________________

            The date of this Prospectus Supplement is April 20, 2004